Exhibit 99.1

CHARLOTTE RUSSE NAMES BOARD MEMBER AND

INDUSTRY VETERAN, LEONARD MOGIL, INTERIM CEO

CEO Mark Hoffman Has Retired;

Company to Conduct Search for Permanent Replacement

SAN DIEGO, CA – July 21, 2008 – The Board of Directors of Charlotte Russe, Inc. (NASDAQ: CHIC), today announced that Board member Leonard Mogil, 62, formerly Group Executive Vice President of Phillips-Van Heusen Corporation, has been named interim Chief Executive Officer of the Company, effective immediately. He replaces Mark Hoffman, 59, who has retired as Chief Executive Officer and a Director of the Company. The Board of Directors is commencing a search for a permanent CEO, which will begin immediately.

Jennifer Salopek, Non-Executive Chairman of Charlotte Russe, said, “We are delighted and fortunate that Len has agreed to serve as interim CEO while we conduct a search for a new Chief Executive Officer. Len has extensive retail and operational experience and the Board is confident he will lead the Company effectively while our search is underway. Charlotte Russe has a strong financial position, an exciting future, and an experienced senior management team that has helped build the Company into one of the country’s fastest-growing mall-based specialty retailers for young women in their teens and twenties. We on the Board, including Len, are committed to enhancing the Company’s overall profitability and to increasing shareholder value.”

Salopek continued, “On behalf of the Board, we thank Mark for his contributions as Chief Executive Officer and a Director since 2003. We wish him well in his retirement.”

Said Mark Hoffman, “I am very pleased to have had the opportunity to lead a great company like Charlotte Russe and proud of what we accomplished during my tenure. I am confident in the Company’s long-term prospects and that it will enjoy continued success into the future.”

Len Mogil said, “As interim CEO, I look forward to working with the Company’s talented management team and associates to position the Company for the growth opportunities that lie ahead. We are committed to taking the Company to the next level and as part of that effort, will continue our strategy development process that is already underway, including an in-depth assessment of our real estate strategy, merchandising, inventory management, and capital utilization.”

Mr. Mogil has served as a member of Charlotte Russe’s Board of Directors since August 2001. From 1989 until his retirement in 2001, he served as a senior executive at Phillips-Van Heusen Corporation, most recently as Group Executive Vice President. Prior to joining Phillips-Van Heusen, Mr. Mogil held senior executive positions at various retail organizations, including Allied Stores Corporation. He began his professional career at the accounting firm of Touche Ross & Co. He is also a Certified Public Accountant.

Third Quarter Fiscal 2008 Financial Results

For the third quarter of fiscal 2008, net sales increased 7.2% to $193.2 million, compared to $180.3 million in the third quarter of fiscal 2007. Comparable store sales for the third quarter of fiscal 2008 declined 6.5%. Earnings per share (EPS) for the third quarter of fiscal 2008 was $0.31 per diluted share, within the range of the Company’s guidance, compared to $0.40 per diluted share in the third quarter of fiscal 2007. Given the difficult current macroeconomic environment and resultant pressure on consumer spending, we expect downward pressure on comparable store sales and earnings per share for the fourth quarter of fiscal 2008.

The Company will release its full third quarter fiscal 2008 financial results on Wednesday, July 23, 2008 after the market close. Additional commentary on the third quarter results and our ongoing strategic initiatives will be provided on an earnings conference call, scheduled for 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time) on Wednesday, July 23, 2008. The call will also be broadcast live on the Internet.

To participate in the call, please dial 888-841-5034 10 minutes prior to the scheduled time. A replay of the call will be available until August 6, 2008 and can be accessed by dialing 800-642-1687, passcode 9096624. The conference call will also be archived on the Charlotte Russe web site and will be available for a period of twelve months.

About Charlotte Russe

Charlotte Russe Holding, Inc. is a mall-based specialty retailer of fashionable, value-priced apparel and accessories targeting young women in their teens and twenties. At June 28, 2008 the Company operated 469 stores in 45 states and Puerto Rico. The Company expects to open approximately 60 new stores in fiscal 2008. For more information about the Company, please visit http://www.charlotterusse.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Except for the historical information contained herein, this press release contains forward-looking statements. Such statements include, but are not limited to, projections of our future results of operations or of our financial condition, our anticipated management and growth strategies and new store openings. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or from any results expressed or implied by such forward- looking statements. These risks and uncertainties include, but are not limited to, the risks that the Company will not achieve anticipated financial results or comparable store sales increases, the Company will not open new Charlotte Russe stores or remodel existing stores in the numbers or on the schedule anticipated, general and regional economic conditions, industry trends, consumer demands and preferences, competition from other retailers and uncertainties generally associated with women’s apparel and accessory retailing. A complete description of these factors, as well as others that could affect the Company’s business, is set forth in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q, filed with the Securities and Exchange Commission.

CONTACT:

Stephanie Pillersdorf / Kara Findlay

Sard Verbinnen & Co

+1-212-687-8080

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